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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Independent Bank Corporation:

We consent to the use of our report dated February 4, 2003, with respect to the consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for derivative financial instruments and hedging activities in 2001.


                                    /s/ KPMG LLP


Detroit, Michigan
February 28, 2003